Exhibit 99.2

Central European Distribution Corporation Announces

Withdrawal of $5 Million Offer to Existing Stockholders

WARSAW, POLAND – April 18, 2013 – Following the announcement on April 9th by Central European Distribution Corporation (“CEDC”) that Roust Trading Ltd. (“Roust Trading”) would be willing to make an aggregate $5 million gift to all existing CEDC stockholders in the context of CEDC’s Plan of Reorganization, CEDC and Roust Trading have faced opposition and objections from certain of CEDC’s stakeholders.

CEDC’s request and Roust Trading’s willingness to make this gift had been premised on the absence of objections from other CEDC stakeholders and that the gift would not otherwise impede the approval and consummation of CEDC’s fully consensual Plan of Reorganization. In light of the opposition and objections CEDC has withdrawn its request and Roust Trading will not make the gift.

As a result, following confirmation of CEDC’s Plan of Reorganization by the U.S. Bankruptcy Court in Delaware and upon its subsequent effectiveness, all currently outstanding CEDC common stock will be cancelled and no remuneration shall be provided to existing CEDC stockholders.

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Media contact:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061